Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Provides Update on

ADASUVE® U.S. Commercial Progress

ADASUVE Initial Product Inventory Stocking Completed

Mountain View, California - October 9, 2014 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today provided an update on the U.S. commercial progress with ADASUVE® (loxapine) inhalation powder (Staccato® loxapine). Teva Pharmaceutical Industries Ltd. is Alexza’s commercial partner for ADASUVE in the United States. Teva and Alexza announced the commencement of the U.S. launch of ADASUVE in March 2014.

“During the third quarter, we shipped 32,278 units of ADASUVE to Teva, completing the initial product inventory stocking of ADASUVE for the U.S. markets. Initial product sales will be sourced from this inventory stocking,” said Robert A. Lippe, Executive Vice President and Chief Operations Officer of Alexza. “We do not expect to ship any additional product to Teva until early 2015. As the U.S. distribution channel inventory is depleted by product sales, we plan to continue product shipments to address product demand and sales.”

“It is early in the U.S. ADASUVE launch. All hospital products go through the required processes for a product to be stocked in the hospital and then used by physicians,” said Thomas B. King, President and CEO of Alexza. “These processes are no different for ADASUVE. With five quarters of EU sales experience and two quarters of U.S. sales experience, we and our commercial partners are seeing what we view as positive progress in the important measures of the product launch process.”

Alexza provided the following additional updates on ADASUVE in the U.S.:

•	Alexza shipped 32,278 units in the third quarter, completing the ADASUVE initial product inventory stocking. Total shipments to Teva have been 83,404 units to date, in order to fill the distribution network from which to stock hospital pharmacies and support sales.

•	Alexza is seeing early launch trends in measureable activities on a monthly basis that are similar to those observed early in the European launches. Alexza anticipates a similar uptake trajectory in the U.S., characterized by steady growth in the number of hospitals stocking ADASUVE, which then results in increasing levels of product sales as a result of product use at each individual hospital.

•	Alexza has completed manufacturing process validation for an increased production batch size of 10,000 units. The successful completion of these activities allows for greater flexibility in the production scheduling and planning for U.S. ADASUVE production, and is part of the continued work on longer-term reduction of cost of goods for ADASUVE.

•	Teva is responsible for U.S. post-approval clinical studies. ADASUVE is being studied in a non-randomized, open-label, multicenter Phase 1 study to assess the safety and pharmacokinetics of the product at doses of 2.5, 5, or 10 mg in children and adolescents. This study has been initiated. Additional information about this clinical trial can be found at clinicaltrials.gov.

About Teva - Alexza Agreement

Teva licensed the U.S. commercial rights to ADASUVE in May 2013 from Alexza. Under the terms of the license and supply agreement, Teva is responsible for all U.S. commercial and clinical activities for ADASUVE, including U.S. post-approval clinical studies. Alexza is responsible for manufacturing and supplying ADASUVE to Teva for commercial sales and clinical trials. Alexza is eligible to receive tiered royalty payments based on net commercial sales of ADASUVE, as well as certain milestone payments, based upon successful completion of the ADASUVE post-approval studies in the U.S and the achievement of net sales targets.

About ADASUVE (Staccato® loxapine)

ADASUVE is the first and only inhalation therapy for the acute treatment of agitation associated with schizophrenia or bipolar I disorder in adults. The US marketing authorization for ADASUVE requires that patients are screened and monitored for respiratory events as part of the risk and mitigation strategy. It also requires that ADASUVE be administered only in a hospital setting under the supervision of a healthcare professional. In the United States, approximately 2.4 million adults have schizophrenia and approximately 5.7 million adults have bipolar disorder. More than 90% of patients with schizophrenia or bipolar disorder will experience agitation in their lifetimes1. For the full prescribing information including boxed warnings for the U.S., please visit www.adasuve.com.

ADASUVE combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic medicinal product. The Staccato system is a hand-held inhaler that delivers a drug aerosol to the deep lung that results in intravenous-like pharmacokinetics and rapid systemic effects.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato® system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner.

ADASUVE is Alexza’s first commercial product and it has been approved for sale by the U.S. Food and Drug Administration, the European Commission and in Guatemala and Chile. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the U.S. Ferrer is Alexza’s commercial partner for ADASUVE in Europe, Latin America and the Commonwealth of Independent States countries. For more information, visit www.alexza.com.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability for Teva and Ferrer to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor
Senior Director, Investor Relations and Corporate Communications
650.944.7906
akapor@alexza.com

[1]	Alexza - data on file.